Exhibit 5.2

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com
May 12, 2010
NewLead Holdings Ltd.
83 Akti Miaouli & Flessa Str.
185 38 Piraeus Greece
Ladies and Gentlemen:
We have acted as special counsel to NewLead Holdings Ltd., a Bermuda corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-3, as amended, (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), up to:
▪	29,166,666 common shares, that were previously issued upon conversion of $20.0 million in aggregate principal amount of the Company’s senior unsecured notes due 2015 (the “7% Notes”) that are held by the selling shareholder identified in the Registration Statement; and

▪	10,000,000 common shares issuable upon exercise, at $2.00 per share, of outstanding warrants. Of the warrants to purchase 10,000,000 common shares, 5,000,000 of which are dated October 13, 2009 and were issued to a third party bank and 5,000,000 of which are dated January 2, 2010 and were issued to an adviser in connection with the Company’s recapitalization.
As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion, including, without limitation, we have examined and relied upon copies of:
(i)	an Indenture dated October 13, 2009 by and among the Company (then named Aries Maritime Transport Limited), as issuer of the 7% Notes, and Marfin Egnatia Bank Societe Anonyme (as trustee) (“MEB”) (the “Indenture”);

(ii)	a warrant agreement dated October 13, 2009 between the Company (then named Aries Maritime Transport Limited) and Investment Bank of Greece (as warrant agent) (“IBG”) (the “Warrant Agreement”);

(iii)	a warrant certificate dated October 13, 2009 executed by the Company (then named Aries Maritime Transport Limited) and IBG pursuant to which IBG holds warrants to acquire 5,000,000 Common Shares (the “IBG Warrant”); and
Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
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Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
(iv)	a warrant dated January 2, 2010 executed by the Company and S. Goldman Advisors, LLC pursuant to which S. Goldman Advisors, LLC holds warrants to acquire 5,000,000 Common Shares (the “Goldman Warrant”),
The Indenture, the Warrant Agreement, the IBG Warrant and the Goldman Warrant are hereinafter called the “Opinion Documents.”
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.
Based upon the foregoing, we are of the opinion that each of the Opinion Documents constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.
Our opinion is limited to the Business Corporation Law of the State of New York and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction.
It is understood that this opinion is to be used only in connection with the sale of the Common Shares subject to the Registration Statement while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
This opinion is based upon existing statutes, rules, regulations and judicial decisions as of the date of effectiveness of the Registration Statement, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto.
Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo P.C.